Exhibit 99.1

SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END 2011 RESULTS

Boston, Massachusetts, March 8, 2012.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter and year end 2011 results.  Net income for the quarter ended December 31, 2011 was $4.8 million, or $0.31 per diluted share, compared to $13.0 million, or $0.86 per diluted share, for the comparable 2010 period.  Net income for the year ended December 31, 2011 was $13.7 million, or $0.90 per diluted share, compared to $56.3 million, or $3.74 per diluted share, for the comparable 2010 period.  Safety’s book value per share decreased to $43.22 at December 31, 2011 from $43.37 at December 31, 2010.  Safety paid $0.50 per share in dividends to investors during each of the quarters ended December 31, 2011 and 2010.  Safety paid $2.00 per share in dividends to investors during the year ended December 31, 2011 compared to $1.80 per share during the comparable 2010 period.

The quarter ended December 31, 2011 was marked by two severe weather events in October, the 2011 Halloween snow storm and the Eastern Massachusetts flood event, both of which caused extensive property damage.  Similar to the prior three quarters of 2011, we experienced elevated catastrophe claims activity in our personal and commercial property lines for the quarter ended December 31, 2011.  As a result, we incurred $9.6 million of catastrophe losses for the quarter ended December 31, 2011 compared to no catastrophe losses for the comparable 2010 period.  For the year ended December 31, 2011, we incurred $62.7 million of catastrophe losses compared to $9.4 million for the comparable 2010 period.

For the quarter ended December 31, 2011, loss and loss adjustment expenses incurred increased by $23.3 million, or 24.3%, to $119.2 million from $95.9 million for the comparable 2010 period.  For the year ended December 31, 2011, loss and loss adjustment expenses incurred increased by $105.8 million, or 29.3%, to $466.6 million from $360.8 million for the comparable 2010 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended December 31, 2011 were 77.6%, 30.6%, and 108.2%, respectively, compared to 66.9%, 31.0%, and 97.9%, respectively, for the comparable 2010 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the year ended December 31, 2011 were 78.0%, 29.9%, and 107.9%, respectively, compared to 65.4%, 31.3%, and 96.7%, respectively, for the comparable 2010 period.  Total prior year favorable development included in the pre-tax results for the quarter and year ended December 31, 2011 was $11.6 million and $36.7 million, respectively, compared to $15.3 million and $48.2 million, respectively, for the comparable 2010 periods.

Direct written premiums for the quarter ended December 31, 2011 increased by $11.4 million, or 8.6%, to $144.8 million from $133.4 million for the comparable 2010 period.  Direct written premiums for the year ended December 31, 2011 increased by $44.3 million, or 7.3%, to $649.2 million from $604.9 million for the comparable 2010 period.  The 2011 increase occurred primarily in our personal automobile and homeowners business lines, which experienced increases of 3.5% and 3.9%, respectively, in average written premium per exposure and increases of 1.5% and 11.5%, respectively, in written exposures.

Net written premiums for the quarter ended December 31, 2011 increased by $10.6 million, or 8.4%, to $136.8 million from $126.2 million for the comparable 2010 period.  Net written premiums for the year ended December 31, 2011 increased by $43.5 million, or 7.5%, to $620.3 million from $576.8 million for the comparable 2010 period.  Net earned premiums for the quarter ended December 31, 2011 increased by $10.3 million, or 7.2%, to $153.8 million from $143.5 million for the comparable 2010 period.  Net earned premiums for the year ended December 31, 2011 increased by $46.4 million, or 8.4%, to $598.4 million from $552.0 million for the comparable 2010 period.  Net written and net earned premiums increased primarily due to the factors that increased direct written premiums.

Net investment income for the quarter ended December 31, 2011 decreased by $0.3 million, or 3.1%, to $9.3 million from $9.6 million for the comparable 2010 period.  Net investment income for the year ended December 31, 2011 decreased by $2.3 million, or 5.6%, to $39.1 million from $41.4 million for the comparable 2010 period.  The 2011 decrease primarily resulted from lower short-term interest rates and ongoing maintenance of short duration to protect the portfolio from rising interest rates.  Net effective annualized yield on the investment portfolio decreased to 3.4% for the quarter ended December 31, 2011 from 3.6% for the comparable 2010 period.  Net effective annual yield decreased to 3.6% for the year ended December 31, 2011 from 3.9% for the comparable 2010 period.  Our duration was 3.7 years at December 31, 2011, up from 3.4 years at December 31, 2010.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2010 Form 10-K with the SEC on March 14, 2011 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2010 filed with the SEC on March 14, 2011.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2011	2010

Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,025,814 and $1,030,354)	$1,079,967	$1,063,237
Equity securities, at fair value (cost: $20,431 and $13,704)	21,080	14,624
Other invested assets	7,701	2,817
Total investments	1,108,748	1,080,678
Cash and cash equivalents	37,890	40,291
Accounts receivable, net of allowance for doubtful accounts	154,143	145,726
Accrued investment income	10,169	9,471
Taxes recoverable	8,406	5,061
Receivable from reinsurers related to paid loss and loss adjustment expenses	3,526	4,579
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	51,774	53,147
Ceded unearned premiums	14,022	12,461
Deferred policy acquisition costs	56,716	52,824
Deferred income taxes	—	3,643
Equity and deposits in pools	14,507	19,971
Other assets	12,665	11,600
Total assets	$1,472,566	$1,439,452

Liabilities
Loss and loss adjustment expense reserves	$403,872	$404,391
Unearned premium reserves	329,562	306,053
Accounts payable and accrued liabilities	52,104	54,239
Payable to reinsurers	5,338	5,571
Deferred income taxes	3,014	—
Other liabilities	22,363	15,722
Total liabilities	816,253	785,976

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,915,432 and 16,795,504 shares issued	169	168
Additional paid-in capital	157,167	151,317
Accumulated other comprehensive income, net of taxes	35,621	21,972
Retained earnings	518,925	535,545
Treasury stock, at cost: 1,728,645 and 1,727,455 shares	(55,569)	(55,526)
Total shareholders’ equity	656,313	653,476
Total liabilities and shareholders’ equity	$1,472,566	$1,439,452

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net earned premiums	$153,748	$143,460	$598,368	$551,950
Net investment income	9,344	9,638	39,060	41,395
Net realized gains on investments	1,658	568	4,360	863
Finance and other service income	4,639	4,869	18,370	18,511
Total revenue	169,389	158,535	660,158	612,719

Losses and loss adjustment expenses	119,281	95,943	466,640	360,848
Underwriting, operating and related expenses	47,004	44,469	179,157	172,823
Interest expense	22	22	88	88
Total expenses	166,307	140,434	645,885	533,759

Income before income taxes	3,082	18,101	14,273	78,960
Income tax (benefit) expense	(1,678)	5,089	571	22,618
Net income	$4,760	$13,012	$13,702	$56,342

Earnings per weighted average common share:
Basic	$0.31	$0.86	$0.90	$3.74
Diluted	$0.31	$0.86	$0.90	$3.74

Cash dividends paid per common share	$0.50	$0.50	$2.00	$1.80

Number of shares used in computing earnings per share:
Basic	15,186,737	15,046,283	15,165,065	15,065,696
Diluted	15,195,845	15,067,428	15,176,006	15,084,295

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Written Premiums
Direct	$144,880	$133,430	$649,262	$604,957
Assumed	4,709	4,181	16,521	13,738
Ceded	(12,832)	(11,427)	(45,467)	(41,888)
Net written premiums	$136,757	$126,184	$620,316	$576,807

Earned Premiums
Direct	$160,900	$150,436	$626,483	$580,942
Assumed	4,291	3,883	15,790	14,134
Ceded	(11,443)	(10,859)	(43,905)	(43,126)
Net earned premiums	$153,748	$143,460	$598,368	$551,950